Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
ONESOURCE SERVICES INC.,
ABM INDUSTRIES INCORPORATED
and
OCO MERGER SUB LLC

Dated as of October 7, 2007

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)
Exhibits and Schedules:

Exhibit A	Shareholder Agreement
Exhibit B	Form of Target Shareholder Approval

Schedule 1.10	Spin-Off Election
Schedule 2.1	Direct Pay Shareholders
Schedule 6.2(a)	Access to Information
Schedule 6.9	Electing Entities
Schedule 7.2(a)	Certain Representations and Warranties

-iv-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of October 7, 2007 (this “Agreement”), is by and among OneSource Services Inc., an international business company formed under the laws of Belize (“Target”), ABM Industries Incorporated, a Delaware corporation (“Parent”), and OCo Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS:
     A. The Boards of Directors of Target, Parent and Merger Sub have determined that it is in the best interests of their respective companies and their equity holders to complete the strategic business combination transaction provided for in this Agreement in which Target will, on the terms and subject to the conditions set forth in this Agreement, merge (the “Merger”) with and into Merger Sub, with Merger Sub being the surviving company in the Merger (the “Surviving Company”).
     B. As an inducement and condition to Parent’s and Merger Sub’s entry into this Agreement, simultaneously with the execution and delivery of this Agreement, Rivaz Overseas Corp., a corporation formed under the laws of the British Virgin Islands (the “Shareholder”), is entering into an agreement with Parent in the form of Exhibit A (the “Shareholder Agreement”) pursuant to which, among other things, the Shareholder has irrevocably agreed to vote or execute a written consent in favor of the Merger Agreement and the Merger.
     C. The parties desire to make or enter into, as the case may be, certain representations, warranties and covenants in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger; Pre-Merger Actions. Subject to the terms and conditions of this Agreement, in accordance with the Delaware Limited Liability Company Act (the “Delaware Act”) and the Belize International Business Companies Act (the “IBCA”), at the Effective Time, Target will merge with and into Merger Sub. Merger Sub will be the surviving company in the Merger and will continue its limited liability company existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Target under the laws of Belize will cease.
     1.2 Effective Time. The Merger will become effective as set forth in (a) the certificate of merger (the “Certificate of Merger”) that will be filed with the Secretary of State of the State of Delaware on the Closing Date and (b) the articles of merger (the “Articles of Merger”) that will be filed with the Registrar of International Business Companies of Belize (the “Registrar”) on the Closing Date. The term “Effective Time”

will be the date and time when the Merger becomes effective as set forth in the Certificate of Merger and the Articles of Merger.
     1.3 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Section 18-209 of the Delaware Act and IBCA Section 87(3).
     1.4 Conversion of Target Ordinary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Target, Merger Sub or the holder of any of the following securities:
     (a) Each ordinary share of $0.10 per share of Target issued and outstanding immediately prior to the Effective Time (the “Target Ordinary Shares”), except for Target Ordinary Shares owned by Target or Parent and for Dissenting Shares, will be automatically converted into the right to receive an amount in cash, without interest, equal to the Aggregate Price divided by the number of Target Ordinary Shares outstanding as of immediately prior to the Closing (other than Target Ordinary Shares owned by Target or Parent) (such quotient, the “Merger Consideration”). For purposes hereof, the “Aggregate Price” means (i) $365 million, less (ii) the Contribution Amount, but only if Target elects the Spin-Off Election and consummates for Spin-Off (each as defined on Schedule 1.10) pursuant to Section 1.10 in accordance with the terms thereof, plus (iii) if applicable, the Price Increase payable pursuant to Section 9.1.
     (b) All of the Target Ordinary Shares converted into the right to receive the Merger Consideration pursuant to this Article I will no longer be outstanding and will automatically be cancelled and will cease to exist as of the Effective Time, and each certificate previously representing any such Target Ordinary Shares (each a “Certificate”) will thereafter represent only the right to receive cash in an amount equal to the product of (i) the number of Target Ordinary Shares represented by such Certificate and (ii) the Merger Consideration. Certificates previously representing Target Ordinary Shares will be exchanged for such Merger Consideration upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.
     (c) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all Target Ordinary Shares that are owned by Target or Parent will be cancelled and will cease to exist and no stock of Parent or other consideration will be delivered in exchange therefor.
     1.5 Merger Sub Membership Interests. Each membership interest of Merger Sub (the “Merger Sub Membership Interests”) issued and outstanding immediately prior to the Effective Time will be converted into one membership interest of the Surviving Company, and the Surviving Company will thereby become a wholly owned subsidiary of Parent.
     1.6 Certificate of Formation of the Surviving Company. At the Effective Time, the certificate of formation of Merger Sub (the “Merger Sub Certificate”) will be the certificate of formation of the Surviving Company until thereafter amended in accordance with applicable law.
     1.7 Limited Liability Company Agreement of the Surviving Company. At the Effective Time, the limited liability company agreement of Merger Sub will be the limited liability company agreement (the “Merger Sub LLC Agreement”) of the Surviving Company until thereafter amended in accordance with applicable law and the terms thereof.
     1.8 Directors and Officers of the Surviving Company. (a) The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Company until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.
     (b) The officers of Target immediately prior the Effective Time will be the officers of the Surviving Company until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.
     1.9 Alternative Structures. At Parent’s election (provided that (a) such election does not adversely affect the amount of the Merger Consideration or the ability of Target to consummate the transactions contemplated hereby and (b) Target will not be deemed to have breached any of its representations or warranties herein if and to the extent such breach results from such election), the Merger may alternatively be structured so that Target is merged with and into Parent or any other direct or indirect Parent Subsidiary or so that Merger Sub (or any other direct or indirect Parent Subsidiary) is merged with and into Target. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.
     1.10 Spin-Off Election. At Target’s election (provided that (a) such election does not increase the amount of the Merger Consideration or affect the ability of Target to consummate the transactions contemplated hereby or the timing thereof and (b) Parent and Merger Sub will not be deemed to have breached any of its representations and warranties herein if and to the extent such breach results from such election), Target may engage in the transactions set forth on Schedule 1.10, but only on the terms and subject to the conditions thereof (the “Spin-Off Election”).
ARTICLE II
EXCHANGE OF CERTIFICATES
     2.1 Payment for Target Ordinary Shares. At or prior to the Effective Time, Parent will deposit, or will cause to be deposited, with a bank or trust company reasonably acceptable to each of Target and Parent (the “Paying Agent”), for the benefit of the holders of Certificates, for payment in accordance with this Article II through the Paying Agent, immediately available funds in an aggregate amount equal to the Aggregate Price, less any amounts payable in accordance with this Article II to the holders of Target Ordinary Shares set forth on Schedule 2.1 (as may be amended from time to time provided that the number of Direct Pay Shareholders will not exceed 25) (the “Direct Pay Shareholders” and the Target Ordinary Shares held by such Direct Pay Shareholders, the “Direct Pay Shares”). The funds deposited with the Paying Agent pursuant to this Section 2.1 are referred to in this Agreement as the “Payment Fund”.
     2.2 Payment Procedures. (a) As soon as practicable after the Effective Time, the Paying Agent will mail to each holder of record of one or more Certificates (other than certificates evidencing Target Ordinary Shares to be cancelled pursuant to Section 1.4(c), Dissenting Shares or Direct Pay Shares) a letter of transmittal in customary form as reasonably agreed to by the parties (which will specify, among other things, that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Paying Agent, together with such properly completed and duly executed letter of transmittal, the holder of such Certificate or Certificates will be entitled to receive the Merger Consideration into which the Target Ordinary Shares represented by such Certificate or Certificates have been converted pursuant to this Agreement, and the Certificate or Certificates so surrendered will forthwith be cancelled. At the Effective Time, upon proper surrender of a Certificate or Certificates representing Direct Pay Shares to Parent for exchange and cancellation, together with such transmittal documentation as may be reasonably requested by Parent, the applicable Direct Pay Shareholder will be entitled to receive the Merger Consideration into which the Direct Pay Shares represented by such Certificate or Certificates have been converted pursuant to this Agreement by wire transfer of immediately available funds in accordance with the payment instructions set forth opposite such Direct Pay Shareholder’s name on Schedule 2.1, and Parent will cause such Certificate or Certificates so surrendered to forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Certificates.
     (b) In the event of a transfer of ownership of Target Ordinary Shares that is not registered in the transfer records of Target, such payment may be issued to a transferee if the Certificate representing such Target Ordinary Shares is presented to the Paying Agent, accompanied by all documents reasonably requested by Parent to evidence and effect such transfer and by evidence to establish to the satisfaction of the Paying Agent that any transfer Tax has been paid or is not payable.
     (c) After the Effective Time, there will be no transfers on the stock transfer books of Target or the Surviving Company of the Target Ordinary Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Target Ordinary Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Parent or the Surviving Company, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable law, in the case of Dissenting Shares. After the Effective Time, there will be no transfers of the depositary interests representing the Target Ordinary Shares created pursuant to a deed poll by Capita IRG Trustees Limited, dated February 15, 2006. At the Effective

Time, the depositary interests will be cancelled and exchanged for the Merger Consideration to which Capita IRG Trustees Limited becomes entitled pursuant to this Article II in respect of the Target Ordinary Shares which such depositary interests represent, subject to applicable law, in the case of Dissenting Shares.
     (d) Based on the information available to it as of the date hereof, each of the parties hereto acknowledges that it does not presently anticipate that the Surviving Company, Parent or the Paying Agent will be required to deduct or withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Ordinary Shares any amounts under the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, in the event that any such withholdings are required, each of the Surviving Company, Parent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Ordinary Shares such amounts as are required (but only to the extent required) to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Company, Parent or the Paying Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Target Ordinary Shares in respect of which such deduction and withholding was made by the Surviving Company, Parent or the Paying Agent, as the case may be.
     (e) Thirty days following the Effective Time, the Paying Agent will provide the Surviving Company (with a copy to the current company secretary of Target of the address for Target set forth in Section 9.4) with a list of holders of record of Target Ordinary Shares as of the Effective Time showing which such holders have properly surrendered Certificates for payment in accordance with the procedures set forth in Section 2.2 and which such holders have not so surrendered Certificates. The Surviving Company will thereafter use its reasonable best efforts to cooperate with such individual in contacting those holders that have not so surrendered their Certificates and provide them with further instructions on how to so surrender such Certificates. Any portion of the Payment Fund that remains unclaimed by the former shareholders of Target as of the first anniversary of the Effective Time will be paid to Parent and the Surviving Company. Any former shareholders of Target who have not theretofore complied with this Article II will thereafter look only to Parent and the Surviving Company for payment of the Merger Consideration in respect of each Target Ordinary Share, as the case may be, that such shareholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, Target, Merger Sub, the Surviving Company, the Paying Agent or any other person will be liable to any former holder of Target Ordinary Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (f) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate an amount equal to the Merger Consideration into which the Target Ordinary Shares represented by such Certificate have been converted pursuant to this Agreement.
     (g) Any profit or loss or interest or other income resulting from any investments of the Payment Fund will be for the account of Parent and be paid to Parent on the earlier of the first anniversary of the Effective Time or the full payment of the Payment Fund.
     2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under Section 91 of the IBCA, any Target Ordinary Shares outstanding immediately prior to the Effective Time that are held by a shareholder who has demanded properly in writing to elect to dissent from the Merger in accordance with Section 91 of the IBCA (collectively, the “Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders will be entitled to receive payment of the appraised value of the Dissenting Shares held by them in accordance with the provisions of such Section 91, except that all Dissenting Shares held by shareholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 91 will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 1.4. Notwithstanding anything to the contrary contained in this Section 2.3, if the Merger is rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder’s Dissenting Shares pursuant to Section 91 of the IBCA will cease. Target may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARGET
     Except as expressly disclosed in (x) in Target’s AIM admission document dated February 6, 2006 or any annual, half-yearly or quarterly report filed or notified or as publicly announced by Target by the delivery of an announcement to a Regulatory Information Service (being any of the services set out in Appendix 3 of the Listing Rules of the United Kingdom Listing Authority) (the “Target Reports”) since February 6, 2006 and prior to the Measurement Date, but excluding any risk factor or similar general disclosure contained in any such Target Report, or (y) the disclosure schedule (the “Target Disclosure Schedule”) delivered by Target to Parent prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Target Disclosure Schedule relates; provided, however, that (i) any information set forth in one section of the Target Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement (other than Sections of this Agreement that make specific reference to the Target Disclosure Schedule) to which its relevance is reasonably apparent and (ii) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Target Material Adverse Effect), Target represents and warrants to Parent as follows:
     3.1 Corporate Organization. (a) Target is an international business company duly organized, validly existing and in good standing under the laws of Belize. Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Target Material Adverse Effect. As used in this Agreement, the term “Target Material Adverse Effect” means any event, change, occurrence, condition or effect that has had or could reasonably be expected to have, individually or in the aggregate with all similar events, a material adverse effect on (i) the business, results of operations or financial condition of Target and its Subsidiaries taken as a whole (provided, that with respect to this clause (i), “Target Material Adverse Effect” will not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory requirements applicable to outsourced facilities services companies and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), (C) changes, after the date hereof, in general economic or market conditions affecting outsourced facilities services companies or their holding companies generally, (D) actions contemplated by the parties in connection with this Agreement, (E) the announcement or performance of this Agreement, or (F) a change in the market price or trading volume of the Target Ordinary Shares (provided that a change in the market price or trading volume of the Target Ordinary Shares will not be precluded from being used, as applicable, as evidence that some other effect, circumstance or change has had a Target Material Adverse Effect), except that the exclusions set forth in clause A, B or C will only be effective if Target and its Subsidiaries are not disproportionately impacted in any material respect by such events when compared to other outsourced facilities services companies or their holding companies generally) or (ii) Target’s ability to complete the transactions contemplated by this Agreement or the timing thereof.
     (b) True and complete copies of the Memorandum of Association of Target (the “Target Memorandum”) and the Articles of Association of Target (the “Target Articles”), as in effect as of the date of this Agreement, have previously been made available to Parent.
     (c) Each of Target’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or other entity power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of clause (i) to (iii) above as would not have a Target Material Adverse Effect. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Target Subsidiary” and “Parent Subsidiary” will mean any direct or indirect Subsidiary of Target or Parent, respectively, and, in the case of Parent, will include Merger Sub prior to the Effective Time and the Surviving Company after the Effective Time.
     (d) Section 3.1(d) of the Target Disclosure Schedule sets forth a list of all Target Subsidiaries.
     3.2 Capitalization. (a) The authorized capital stock of Target consists of 50,000,000 Target Ordinary Shares, of which, as of the close of business in London, England on the second business day prior to the date hereof (the “Measurement Date”), 3,764,365 shares were issued and outstanding. As of the Measurement Date, no more than 26,243 Target Ordinary Shares were held in Target’s treasury. As of the date of this Agreement, no Target Ordinary Shares were reserved for issuance. All of the issued and outstanding Target Ordinary Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Target does not have and is not bound by any (i) equity-based compensation plans, (ii) outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Target Ordinary Shares or any other equity securities of Target or any securities representing the right to purchase or otherwise receive any Target Ordinary Shares, or (iii) obligation of any kind, contingent or accrued, to issue Target Ordinary Shares or benefits measured by the value of a number of Target Ordinary Shares (including any share appreciation rights, restricted stock, restricted stock units, performance stock units, deferred stock units or dividend equivalents). Target has no debt or other obligations that provide any person any rights to vote or consent as to any matter on which Target’s shareholders are entitled to vote, whether on an as-converted basis or otherwise.
     (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the Securities and Exchange Commission (the “SEC”)) of Target are owned by Target, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.
     3.3 Authority; No Violation. (a) Target has the requisite corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Target (the “Target Board”). The Target Board has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Target and its shareholders, and this Agreement and the transactions contemplated, including the Merger, have been submitted to, and adopted by written consent by, Target’s shareholders holding a majority of the outstanding Target Ordinary Shares entitled to approve such matter by written consent, acting together as a single class (in the form attached as Exhibit B, the “Target Shareholder Approval”) and no other corporate proceedings on the part of Target are necessary to approve this Agreement or to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Target and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of Target, enforceable against Target in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies) (the “Enforceability Exceptions”).
     (b) Neither the execution and delivery of this Agreement by Target nor the completion of the transactions contemplated hereby, nor compliance by Target or any other party thereto with any of the terms or provisions of this Agreement, will (i) violate any provision of the Target Memorandum or the Target Articles or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Target, any of the Target Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Target or any of the Target Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target or any of the Target Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound except for such violations, conflicts, breaches or defaults that would not have a Target Material Adverse Effect.
     3.4 Consents and Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Delaware Act, (b) the filing of the Articles of Merger with the Registrar pursuant to the IBCA, (c) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976,

as amended (the “HSR Act”), (d) the Target Shareholder Approval (which has previously been obtained and remains in full force and effect), and (e) the consents or approvals listed in Section 3.4 of the Target Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Entity are necessary on the part of Target in connection with (i) the execution and delivery by Target of this Agreement on (ii) the completion by Target of the Merger and the other transactions contemplated by this Agreement.
     3.5 Reports. Target and each of the Target Subsidiaries have timely filed all reports, registrations, announcements, notifications and statements, together with any amendments required to be made with respect thereto, that they were required to file since February 6, 2006 with (a) the SEC, and (b) the London Stock Exchange plc (collectively, “Regulatory Agencies”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not have a Target Material Adverse Effect. No Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Target, investigation into the business, operations, affairs, accounting practices or conduct of Target or any of the Target Subsidiaries since January 1, 2004.
     3.6 Financial Statements. Target has previously made available to Parent complete and accurate copies of (i) the audited consolidated balance sheets of Target and the Target Subsidiaries as of March 31, 2007 and 2006, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the three years ended March 31, 2007, as required to be prepared by Target under the AIM Rules for Companies, as amended (the “AIM Rules”), accompanied by the audit report of PricewaterhouseCoopers LLP, the independent registered public accounting firm with respect to Target for such periods (such balance sheets and statements, the “Audited Target Financial Statements”) and (ii) the unaudited consolidated balance sheet of Target and the Target Subsidiaries as of June 30, 2007 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months ended June 30, 2007, as required to be prepared by Target under the AIM Rules (such balance sheet and statements, the “Unaudited Target Financial Statements” and, together with the Audited Target Financial Statements, the “Target Financial Statements”). The consolidated balance sheets of Target (including the related notes, where applicable) included in the Target Financial Statements fairly present in all material respects the consolidated financial position of Target and the Target Subsidiaries as of the dates thereof, and the other financial statements included in the Target Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity of Target and the Target Subsidiaries for the respective periods therein set forth, subject in the case of the Unaudited Target Financial Statements, to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past practice. Each of such statements (including the related notes, where applicable) complies in all material respects with the AIM Rules with respect thereto, and each of the Target Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
     3.7 Advisor’s Fees. None of Target, any Target Subsidiary or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or financial advisory or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
     3.8 Absence of Certain Changes or Events. (a) Since March 31, 2007, there has been no Target Material Adverse Effect or any event or new development that would or might require a notification to be made under Rule 11 of the AIM Rules which has not been so notified.
     (b) From March 31, 2007, through the date hereof, Target and the Target Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such section been in effect since March 31, 2007.
     3.9 Legal Proceedings. (a) None of Target or any of the Target Subsidiaries is a party to any, and there are no pending or, to Target’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of the Target Subsidiaries, except as would not have a Target Material Adverse Effect.
     (b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated outsourced facilities services companies or their Subsidiaries) imposed upon Target, any of the Target Subsidiaries or the assets of Target or any of the Target Subsidiaries.
     3.10 Taxes and Tax Returns. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect:
     (a) Target and the Target Subsidiaries and any Affiliated Group of which Target or the Target Subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them. All such Tax Returns are true and correct and have been completed in accordance with applicable law, and Target and the Target Subsidiaries have paid or withheld and paid to the appropriate Tax Authority all Taxes due (whether or not shown to be due on such Tax Returns) and there exists no deficiency relating to Taxes assessed by any Governmental Entity. The balance sheet dated June 30, 2007 included in the Unaudited Target Financial Statements (the “June Balance Sheet”) reflects all unpaid Taxes of Target and the Target Subsidiaries for periods (or portions of periods) through the date of the June Balance Sheet, and adequate reserves have been set up for the due payment thereof. Neither Target nor the Target Subsidiaries have any liability for unpaid Taxes accruing outside of the ordinary course of business after the date of the June Balance Sheet.

     (b) (i) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target or the Target Subsidiaries, (ii) neither Target nor the Target Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and (iii) neither Target nor the Target Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (c) Neither Target nor any of the Target Subsidiaries has:
     (i) been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) in accordance with Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger;
     (ii) filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return;
     (iii) engaged in a “reportable transaction,” as set forth in Treasury Regulation §1.6011-4(b), as modified by Notice 2006-6, 2006-5 I.R.B. 385;
     (iv) ever been a member of an Affiliated Group of which Target was not the ultimate parent company;
     (v) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;
     (vi) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code;
     (vii) any liability under Treasury Regulation §1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any person other than Target or any Target Subsidiary; or
     (viii) any agreement, contract, arrangement or plan to which it is a party that, if the Merger is completed, could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

     (d) Neither Target nor the Target Subsidiaries is a party to or bound by any Tax sharing, Tax indemnification or Tax allocation agreement nor does Target or any Target Subsidiary have any liability or potential liability to another party under any such agreement, except for any agreement or liability solely among Target and the Target Subsidiaries.
     (e) Target and the Target Subsidiaries have withheld or collected and paid over to the appropriate Tax authorities (or are properly holding for such timely payment) all Taxes required by Law to be withheld or collected.
     (f) Target and the Target Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Effective Time as a result of any:
     (i) installment sale or other open transaction disposition made on or prior to the Closing Date;
     (ii) prepaid amount received on or prior to the Effective Time;
     (iii) a closing agreement described in Section 7121 of the Code or any corresponding provision of state or foreign Tax law executed on or prior to the Effective Time; or
     (iv) any change in method of accounting for a taxable period or portion thereof ending on or before the Effective Time.
     (g) Target has heretofore made available to Parent pursuant to Parent’s request true and complete copies of the items described in Section 3.10(g) of the Target Disclosure Schedule.
     (h) None of the assets of Target and the Target Subsidiaries (i) is property that is required to be treated as being owned by any other person in accordance with the provisions of former Section 168(f)(8) of the Code, or (ii) is “tax-exempt use property” within the meaning of Section 168(h) and Section 470(c)(2) of the Code.
     (i) Neither Target nor any Target Subsidiary has, or has had (during any Taxable period remaining open for the assessment of Tax by any foreign Tax Authority under its applicable statute of limitations), any place of business in any foreign country outside the country of its organization.
     (j) Neither Target nor any Electing Entity (as defined in Section 6.9) (i) is engaged in business in the United States, (ii) has in the United States an office or other fixed place of business, place of management or permanent establishment, or (iii) is subject to United States federal income Taxation on any income generated by any of its operations.

     (k) No Belize Tax or United Kingdom Tax will be imposed on Target or any of the Target Subsidiaries in connection with the Merger or in connection with the transactions set forth in Schedule 1.10.
     (l) As used herein, “Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including social security), unemployment, pension, excise, severance, stamp duty, any issues relating to the pricing of goods or services between Target and any of the Target Subsidiaries, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar consolidated, combined, unitary or aggregate group defined under a similar provision of state, local, or foreign law (an “Affiliated Group”) for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other person. “Tax Return” means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes. “Treasury Regulation” means the United States Treasury Regulations promulgated pursuant to the Code.
     3.11 Employees; Labor. (a) “Target Benefit Plans” means each benefit or compensation plan, program, fund, contract, arrangement or agreement, including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is sponsored or maintained or contributed to, or required to be contributed to, by Target, any Target Subsidiary or any Target ERISA Affiliate for the benefit of current or former directors, officers or employees of, or consultants to, Target and the Target Subsidiaries or with respect to which Target or the Target Subsidiaries may, directly or indirectly, have any liability, other than benefit arrangements required by applicable law and other than “multiemployer plans” (as such term is defined in Section 3(37) of ERISA) and employee welfare benefit plans to which Target, any Target Subsidiary or any Target ERISA Affiliate has any obligation to make contributions.
     (b) Target has heretofore made available to Parent true and complete copies of (i) each written material Target Benefit Plan (or a summary description of a material Target Benefit Plan not memorialized in writing), (ii) the most recent actuarial report for each material Target Benefit Plan (if applicable), (iii) the most recent determination letter from the IRS (if applicable) for each material Target Benefit Plan, (iv) the current summary plan description of each material Target Benefit Plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (v) a copy of the description of each material Target Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten material Target Benefit Plan, and (vii) the most recent annual report for each material Target Benefit Plan (if applicable).
     (c) (i) Each of the Target Benefit Plans has been operated and administered in material compliance with its terms and applicable law, including ERISA and the Code, (ii) each of the Target Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Target Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Target Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Target Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Target Benefit Plan’s actuary with respect to such Target Benefit Plan, did not, as of its latest valuation date, exceed the then-current value (as defined under Section 3(26) of ERISA) of the assets of such Target Benefit Plan allocable to such accrued benefits, (iv) no Target Benefit Plan that is an employee welfare benefit plan (including any plan described in Section 3(1) of ERISA) (a “Welfare Plan”) provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Target or the Target Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (v) no liability under Title IV of ERISA has been incurred by Target, the Target Subsidiaries or any trade or business, whether or not incorporated, all of which together with Target would be deemed a “single employer” within the meaning of Sections 414(b), 414(c) or 414(m) of the Code or Section 4001(b) of ERISA (a “Target ERISA Affiliate”), that has not been satisfied in full, and, to the Knowledge of Target, no condition exists that presents a material risk to Target, the Target Subsidiaries or any Target ERISA Affiliate of incurring a liability thereunder, (vi) none of Target or the Target Subsidiaries or, to the Knowledge of Target, any other person, including any fiduciary, has engaged in a transaction in connection with which Target, the Target Subsidiaries or any Target Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a Tax imposed pursuant to Sections 4975 or 4976 of the Code, (vii) there are no pending or, to the Knowledge of Target, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Target Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (viii) all contributions or other amounts required to be paid by Target or the Target Subsidiaries as of the Effective Time with respect to each Target Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable), and (ix) since January 1, 2006, no Target Benefit Plan has been amended or modified in any material respect or adopted or terminated.
     (d) Neither the execution and delivery of this Agreement nor the completion of the transactions contemplated by this Agreement will (i) result in severance, retention, stay-put, change of control, “excess parachute payment” (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any current or former director, officer or employee of, or any consultant to, Target or any of the Target Subsidiaries under any Target Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such person under any Target Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits or result in any breach of or default under any Target Benefit Plan. No payments to any employee of Target will fail to be deductible under Section 162(m) of the Code.
     (e) (i) There are no controversies relating to or arising out of a collective bargaining relationship between Target or any Target Subsidiary and any union pending or, to the Knowledge of Target, threatened between Target or any Target Subsidiary and any of their respective employees, which controversies would have a Target Material Adverse Effect, (ii) as of the date hereof there are not any organizational campaigns, petitions or other activities or proceedings of any labor union to organize any such employees that would have a Target Material Adverse Effect, (iii) neither Target nor any Target Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to persons employed by Target or any Target Subsidiary (including any obligation that Target or any Target Subsidiary can, will or may have in connection with a sale, merger or any other like transaction) that would have a Target Material Adverse Effect, and there are no material grievances outstanding against Target or any Target Subsidiary under any such agreement or contract that would have a Target Material Adverse Effect, (iv) there are no unfair labor practice complaints pending against Target or any Target Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Target or any Target Subsidiary that would have a Target Material Adverse Effect, and (v) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Target, threat thereof by any union or significant group of union workers, by or with respect to any employees of Target or any Target Subsidiary.
     (f) Target and each Target Subsidiary is in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Target or any Target Subsidiary and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures that would not have a Target Material Adverse Effect. Target and each Target Subsidiary have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by Target or any Target Subsidiary, that would have a Target Material Adverse Effect. Neither Target nor any Target Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Target or any Target Subsidiary, that would have a Target Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which Target or any Target Subsidiary has employed or employ any person that would have a Target Material Adverse Effect.
     (g) The Target’s Employee Stock Purchase Plan was suspended as of January 1, 2006.
     3.12 Reports. Target has previously made available to Parent an accurate and complete copy of each (a) Target Report filed or notified prior to the date of this Agreement and (b) communication mailed by Target to its shareholders since February 6, 2006 and prior to the date of this Agreement, and no Target Report or communication, as of the date of such Target Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. All Target Reports required to be made or notified at any time under the AIM Rules, the Financial Services and Markets Act 2000 (the “FSMA”) or pursuant to any other applicable laws, rules and regulations were made or notified in the manner and by the time required by, and as of their respective dates complied as to form in all material respects with and contained all material particulars and information required by, such laws, rules and regulations with respect thereto.
     3.13 Compliance with Applicable Law; Licenses. Target and each Target Subsidiary have complied with, and the businesses of each of Target and the Target Subsidiaries have been conducted in compliance with, all applicable laws, rules and regulations (including the AIM Rules and the FSMA), except where the failure to so comply would not have a Target Material Adverse Effect. Each of Target and each Target Subsidiary is in possession of all permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses”) necessary for each of Target or the Target Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any such License would not have a Target Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any such License is pending or, to the Knowledge of Target, threatened, except where the failure to have, or the suspension or cancellation of, any such License would not have a Target Material Adverse Effect. Neither Target nor any Target Subsidiary is in conflict with, or in default, breach or violation of, any such License, except for any such conflicts, defaults, breaches or violations that would not have a Target Material Adverse Effect.
     3.14 Certain Contracts. (a) Neither Target nor any of the Target Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been made available to Parent prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by Target or, upon completion of the Merger, will materially restrict the ability of Parent following the Effective Time to engage in any line of business material to Target or, to the Knowledge of Target, Parent, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) that provides for severance, retention, change-in-control or similar payments or any material increase in benefits to any party (or the acceleration of vesting of benefits of any party), (v) that is a joint venture partnership or similar contract, (vi) under which Target or any of the Target Subsidiaries has any material obligations that have not been satisfied or performed relating to the acquisition or disposition of all or any portion of any business of Target or any third party (whether by merger, sale of stock, sale of assets or otherwise), or (vii) that is a credit agreement or indenture to which Target or any Target Subsidiary is a party, guarantor or by which any of them is bound and pursuant to which indebtedness in excess of $5.0 million of Target and/or any Target Subsidiary is outstanding. Each contract, arrangement, commitment or understanding of the type described in clauses (i)-(vii) of this Section 3.14(a), whether or not set forth in the Target Disclosure Schedule or made available to Parent in the case of clause (i), is referred to as a “Target Contract,” and neither Target nor any of the Target Subsidiaries Knows of, or has received notice of, any violation of any Target Contract by any of the other parties thereto that would have a Target Material Adverse Effect.
     (b) With such exceptions that would not have a Target Material Adverse Effect, (i) each Target Contract is valid and binding on Target or the applicable Target Subsidiary, as applicable, and is in full force and effect, (ii) Target and each of the Target Subsidiaries has performed all obligations required to be performed by it to date under each Target Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Target or any of the Target Subsidiaries under any such Target Contract.

     (c) None of the confidentiality agreements or standstill agreements Target has entered into with a third party (or any agent thereof) that is in effect on the date hereof contains any exclusivity or standstill provisions that are or will be binding on Target or any Target Subsidiary or, after the Effective Time, Parent or any Parent Subsidiary.
     3.15 Agreements with Regulatory Agencies. Neither Target nor any of the Target Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004, a recipient of any supervisory letter from, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its management or its business, other than those of general application that apply to similarly situated outsourced facilities services companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Target Disclosure Schedule, a “Target Regulatory Agreement”), nor has Target or any of the Target Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Target Regulatory Agreement.
     3.16 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the June Balance Sheet (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007, since such date, neither Target nor any of the Target Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had a Target Material Adverse Effect.
     3.17 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Target of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or threatened against Target, which liability or obligation would have a Target Material Adverse Effect. To the Knowledge of Target, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have a Target Material Adverse Effect. Target is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would have a Target Material Adverse Effect.

     3.18 Takeover Laws. The Target Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreement and transactions the restrictions set forth in any “takeover” or “interested stockholder” law applicable to the transactions contemplated by this Agreement (any such laws, “Takeover Statutes”).
     3.19 Intellectual Property. (a) “Target Intellectual Property” means all material (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are that are owned by Target or any of the Target Subsidiaries and are material to the business of Target and the Target Subsidiaries, taken as a whole. With respect to each item of Target Intellectual Property: (A) Target or the applicable Target Subsidiary is the sole owner and possesses all material right, title and interest in and to the item in the listed country or jurisdiction, free and clear of any Liens, the absence of such interest which would not have a Target Material Adverse Effect and (B) neither Target nor any Target Subsidiary has received written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use or ownership of the item in the listed country or jurisdiction that would have a Target Material Adverse Effect.
     (b) To the Knowledge of Target, neither Target nor any Target Subsidiary is infringing or misappropriating any material Intellectual Property rights of third parties in connection with the operation of the business of Target that would have a Target Material Adverse Effect. Neither Target nor any Target Subsidiary has received any written charge, complaint, claim, demand or notice during the past two years (or earlier, if not resolved) alleging any such infringement or misappropriation that would have a Target Material Adverse Effect. To the Knowledge of Target, during the past two years (or earlier, if not resolved) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Target or any Target Subsidiary which interference, infringement, misappropriation or conflict would have a Target Material Adverse Effect. For purposes of this Agreement, “Intellectual Property” means (i) all inventions, all patents and patent applications, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names and domain names and all registrations of and applications to register the foregoing, (iii) all copyrightable works, all copyrights and all registrations of and applications to register the foregoing, (iv) all trade secrets, know how and confidential business information, and (v) all other proprietary rights that are, in the case of clauses (i) through (v), material to the business of Target and the Target Subsidiaries, taken as a whole.
     (c) Target’s and the Target Subsidiaries’ use and dissemination of any data and information concerning users of their web sites is in compliance with all applicable privacy policies, terms of use, and laws, the violation of which would have a Target Material Adverse Effect. The transactions contemplated hereunder will not violate any privacy policy, terms of use, or laws relating to the use, dissemination or transfer of such data or information, except for such violations which would not have a Target Material Adverse Effect.
     3.20 Internal Controls. Target and the Target Subsidiaries have designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurances (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (b) that receipts and expenditures are made only in accordance with the authorizations of management and directors, and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Target’s assets that could have a material effect on Target’s financial statements. Target has designed and maintains disclosure controls and procedures to ensure that material information required to be disclosed by Target in the reports that it files or submits under the AIM Rules is recorded, processed, summarized and reported within the time periods specified in the AIM Rules and forms and is accumulated and communicated to Target’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2004, there have been no management letters delivered by Target’s independent auditors to Target or its audit committee.
     3.21 Insurance. Target has made available to Parent prior to the date hereof (a) a list that is true and complete in all material respects of all material insurance policies in force naming Target or any Target Subsidiary as an insured or beneficiary or as a loss payable payee or for which Target or any Target Subsidiary has paid or is obligated to pay all or part of the premiums and (b) a true and complete copy of each such material insurance policy. Target and each of the Target Subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies other than such non-payments or defaults as would not have a Target Material Adverse Effect. Prior to the date hereof, neither Target nor any Target Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy made available to Parent that is held by, or for the benefit of, Target or any of the Target Subsidiaries or that relates to any property of Target.
     3.22 Affiliate Transactions. As of the date hereof, there are no transactions, contracts, arrangements, commitments or understandings between Target or any of the Target Subsidiaries, on the one hand, and any of Target’s affiliates (other than wholly owned Target Subsidiaries), on the other hand, that would be required to be disclosed by Target under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) if it were required to make disclosure thereunder.
     3.23 Certain Payments. Neither Target nor any Target Subsidiary, nor any member, director, officer, agent, employee, adviser, consultant, sub-contractor of Target or any Target Subsidiary or other person acting on behalf of Target or any Target Subsidiary, has, directly or indirectly (i) paid, authorized, promised or offered to make any illegal payment, contribution, gifts or entertainment or any other commission, bonus, finders fee, referral fee or other payment or inducement relating to the contracts, orders or business of Target or any Target Subsidiary that has not been properly recorded on

Target’s books of account, (ii) established or maintained any unrecorded account or funds for such purposes, (iii) received any material payment, gift (other than non-cash gifts having nominal value) or other consideration from any supplier, vendor or customer relating to business with Target or any Target Subsidiary, (iv) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 of the United States, as amended (the “FCPA”), or any other similar applicable anti-corruption laws, order or other applicable similar requirements of all federal and foreign Governmental Entities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over Target, the Target Subsidiaries or their respective properties and assets, or (v) paid, authorized, promised or offered to make any payment or gift of money or anything of value to any employee, public official or other person or firm employed by or acting for or on behalf of, any federal or foreign Governmental Entity of any country, public international organization or any other person to whom such offer, payment or gift of money or anything of value is prohibited by any applicable anti-corruption law, order or other applicable similar requirement of such Governmental Entity, in order to obtain or retain business or any other improper advantage for Target or any Target Subsidiary, their respective vendors or any other parties related to the transaction contemplated in this Agreement.
     3.24 Target Information. The information relating to Target and the Target Subsidiaries that is provided by Target or its representatives for inclusion in any document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     3.25 Shareholder Agreement. The representations and warranties contained in Section 3.1 of the Shareholder Agreement are true and correct.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as expressly disclosed in (x) a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2004 by the Company (collectively, the “Parent Reports”) with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any risk factor disclosure contained in any such Parent Report under the heading “Risk Factors” or “Forward-Looking Statements,” or (y) the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to Target prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates; provided, however, that (i) any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement (other than Sections of this Agreement that make specific reference to the Parent Disclosure Schedule) to which its relevance is reasonably apparent and (ii) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect), Parent and Merger Sub jointly and severally represent and warrant to Target as follows:
     4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means any event, change, occurrence, condition or effect that has had or could reasonably be expected to have, individually or in the aggregate with all similar events, a material adverse effect on Parent’s ability to complete the transactions contemplated by this Agreement or the timing thereof.
     4.2 Authority; No Violation. (a) Each of Parent and Merger Sub has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Shareholder Agreement and to complete the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Shareholder Agreement and the completion of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Parent (the “Parent Board”) and, as applicable, the Board of Directors of Merger Sub (the “Merger Sub Board”). The Parent Board and the Merger Sub Board have determined that this Agreement and the Shareholder Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of Parent and Merger Sub and their respective equity holders and, except, subject to Section 1.9, for the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub (which Parent will effect promptly after the execution of this Agreement), no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or the Shareholder Agreement and to complete the transactions contemplated hereby and thereby. This Agreement and the Shareholder Agreement have been duly and validly executed and delivered by Parent and, as applicable, by Merger Sub and (assuming due authorization, execution and delivery by Target) constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Enforceability Exceptions.
     (b) Neither the execution and delivery of this Agreement or the Shareholder Agreement by Parent or Merger Sub, as applicable, nor the completion of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub, as applicable, with any of the terms or provisions of this Agreement or the Shareholder Agreement, will (i) violate any provision of Parent’s Restated Certificate of Incorporation or Bylaws, the Merger Sub Certificate or the Merger Sub LLC Agreement or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults that are would not have a Parent Material Adverse Effect.
     4.3 Consents and Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Delaware Act, (b) the filing of the Articles of Merger with the Registrar pursuant to the IBCA, (c) any notices or filings under the HSR Act, and (d) the consents or approvals listed in Section 4.3 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of Parent or Merger Sub in connection with (i) the execution and delivery by Parent or Merger Sub, as applicable, of this Agreement and the Shareholder Agreement or (ii) the completion by Parent and Merger Sub, as applicable, of the Merger and the other transactions contemplated by this Agreement and the Shareholder Agreement.
     4.4 Financing. Parent has sufficient capital resources available to it, and as of the Closing will have sufficient cash on hand or other immediately available funds, and will cause Merger Sub to have sufficient immediately available funds as of the Closing, to consummate the Merger and the transactions contemplated hereby in accordance with the terms of this Agreement. For the avoidance of doubt, Parent’s and Merger Sub’s obligations hereunder are not subject to any financing condition.
     4.5 Advisor’s Fees. None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any brokers fees, commissions or financial advisory or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Lazard Frères & Co. LLC.
     4.6 Merger Sub. As of the date of this Agreement, there are 100 Merger Sub Membership Interests issued and outstanding, and Parent is the legal and beneficial owner of all of such Merger Sub Membership Interests. There are no options, warrants, conversion rights or other rights outstanding pursuant to which any person could acquire any Merger Sub Membership Interests. Merger Sub was formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.
     4.7 Parent Information. The information relating to Parent and the Parent Subsidiaries that is provided by Parent or its representatives for inclusion in any document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Target Disclosure Schedule and the Parent Disclosure Schedule), each of Target and Parent will, and will cause each of its respective Subsidiaries to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action that would adversely affect or materially delay the ability of Target, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to complete the transactions contemplated hereby.
     5.2 Target Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Target Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Target will not, and will not permit any of the Target Subsidiaries to, without the prior written consent of Parent:
     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Target or any of its wholly owned Subsidiaries to Target or any of the Target Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;
     (b) (i) adjust, split, combine or reclassify any of its capital stock;
     (ii) make, declare or pay any dividend, or make any other distribution (other than the Spin-Off in accordance with Section 1.10 and Schedule 1.10) on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Target Subsidiaries to Target or to any of its wholly owned Subsidiaries);
     (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
     (iv) issue any additional shares of capital stock;
     (c) notwithstanding any other provision hereof, increase, decrease, change or exchange any of its shares of capital stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization;
     (d) (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or existing contracts (to the extent disclosed on Section 5.2(d)(i)) of the Target Disclosure Schedule), increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director, (ii) pay any pension or retirement allowance not required by any existing plan or agreement (to the extent disclosed on Section 5.2(d)(ii) of the Target Disclosure Schedule) or by applicable law, (iii) pay any bonus other than customary year-end bonuses for fiscal 2007 determined in the ordinary course consistent with past practice or as required by an existing agreement, or (iv) amend any Target Benefit Plans or enter into any agreement which would be deemed to be a Target Benefit Plan if such action was taken on the date hereof;
     (e) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Target and the Target Subsidiaries, taken as a whole, to any individual, corporation or other entity other than a Target Subsidiary or cancel, release or assign any indebtedness that is material to Target and the Target Subsidiaries, taken as a whole, to any such person or any claims held by any such person that are material to Target and the Target Subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;
     (f) enter into any new line of business that is material to Target and the Target Subsidiaries, taken as a whole, or change its operating policies that are material to Target and the Target Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity;
     (g) make any material acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers or by purchase of any property or assets of any other person, or make any capital expenditures, in each case other than (i) investments in wholly owned Subsidiaries or (ii) acquisitions of assets used in the operations of Target and the Target Subsidiaries in the ordinary course of business consistent with past practice;
     (h) amend the Target Memorandum or Target Articles (or similar organizational documents), or otherwise take any action to exempt any person or entity

(other than Parent or the Parent Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
     (i) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;
     (j) take any action that is intended to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
     (k) except in the ordinary course of business consistent with past practice (i) authorize, or enter into any commitment for, any capital expenditure relating to any real property owned by Target or any Target Subsidiary (including any alteration or other change to any such real property or the improvements thereon), (ii) authorize, or enter into any commitment for any expenditure relating to any such real property in an amount in excess of $5.0 million in the aggregate, or (iii) authorize, or enter into, any material commitment, contract or agreement that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Target or any Target Subsidiary, as the case may be, by notice of 90 days or less;
     (l) permit any insurance policy issued to Target or any Target Subsidiary naming Target or any Target Subsidiary or officers, directors or trustees as a beneficiary or an insured or a loss payable payee, or Target’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity has first obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;
     (m) make or change any material Tax election, adopt or change any accounting period or method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any waiver or extension of the limitation period applicable to any claim or assessment in respect of Taxes or request any material Tax ruling;
     (n) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement;
     (o) amend in any material respect, waive any of its material rights under, or enter into any contract or binding agreement that would be, a Target Contract; or
     (p) agree to take, make any commitment to take, or adopt any resolutions of the Target Board in support of, any of the actions prohibited by this Section 5.2.

     5.3 Parent and Merger Sub Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Parent and Merger Sub will not, and Parent will not permit any of the Parent Subsidiaries to, without the prior written consent of Target:
     (a) take any action that is intended to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
     (b) take any action that would impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby; or
     (c) agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Further Actions. (a) On the terms and subject to the conditions hereof, each of the parties will use its reasonable best efforts to take, or cause to be taken, any and all appropriate actions and do, or cause to be done, any and all things necessary, advisable or appropriate under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement. Target will comply with the provisions of Section 91 of the IBCA relating to rights of dissenters as a result of the Merger or the transactions contemplated by the Agreement. The parties will promptly provide copies to and consult with each other and prepare written responses with respect to any exercise of dissenters’ rights by Target’s shareholders.
     (b) Without limiting Section 6.4, the parties will cooperate with each other to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and will use their respective reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary to complete the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Target and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable law relating to the exchange of information, all the information relating to Target or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to complete the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
     (c) Each of Parent and Target will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Target or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
     (d) Each of Parent and Target will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Merger and the other transactions contemplated by this Agreement.
     (e) Target will take all necessary steps to ensure that the admission to trading on AIM of the Target Ordinary Shares is suspended as of 8 a.m. GMT on the date on which the Effective Time occurs and cancelled as promptly as practicable after the Effective Time.
     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable law relating to the exchange of information, Target will, and will cause each of the Target Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent who need to know such information for the purposes of the transactions contemplated by this Agreement, reasonable access, during normal business hours during the period prior to the Effective Time (such access to be granted in such a way so as to minimize the disruption of each party’s business), to its properties, books, contracts, commitments and records to the extent set forth on Schedule 6.2(a), and, during such period, Target will, and will cause the Target Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of applicable securities laws or foreign, federal or state laws applicable to such party (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) such other information concerning its business, properties and personnel as Parent may reasonably request in accordance with Schedule 6.2(a). Notwithstanding the foregoing, neither Target nor any of the Target Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Target or the Target Subsidiaries or contravene any law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business. The parties will use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Target will, and will cause the Target Subsidiaries to, cooperate in good faith with Parent’s efforts to plan for the post-Closing integration of its business with the business of Target and the Target Subsidiaries, such efforts and cooperation to be conducted in the manner described on Schedule 6.2(a).
     (b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, dated as of August 2, 2007, between Parent and Target (as amended, the “Confidentiality Agreement”). Notwithstanding any other provision hereof or any principle of contract construction or law, Parent may make such disclosures as its executive officers or the Parent Board determines in good faith, after consultation with outside counsel, are required by applicable law or the requirements of the New York Stock Exchange (the “NYSE”).
     (c) No investigation by either of the parties or their respective representatives will affect the representations and warranties of the other set forth in this Agreement.
     6.3 Approvals. Target will immediately inform Parent to the extent it becomes aware at any time of any circumstances that could result in the Target Shareholder Approval being declared or held unenforceable or otherwise becoming ineffective and, if such Target Shareholder Approval becomes ineffective, the Target Board will use its reasonable best efforts to again obtain from its shareholders the Target Shareholder Approval.
     6.4 Legal Conditions to Merger. (a) Each of Parent and Target will, and will cause its Subsidiaries to, use their best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and to complete the transactions contemplated by this Agreement as promptly as practicable after the date hereof and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Target or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement (including pursuant to the HSR Act), including all steps necessary to promptly identify any impediments to complying with all legal requirements or to obtaining such consents, authorizations, orders, approvals, or exemptions. Parent and Target will cooperate with one another and with Governmental Entities and will use their respective best efforts to procure the prompt cooperation of their respective professional advisors, in each case to resolve or settle any issues as early as possible and with a view to the Termination Date and to obtain the consent, authorization, order, approval or exemption of any Governmental Entity in order to satisfy the condition set forth in Section 7.1(b), including, if necessary, by agreeing to (i) sell, hold separate or otherwise dispose of assets of Parent, Target or any of their Subsidiaries or conduct their businesses in a specified manner or (ii) restrict or otherwise limit the ability of Parent, Target or any of their Subsidiaries to conduct its business in any manner, including limiting or prohibiting any future business acquisition or combination transaction.

     (b) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.1 or 6.4(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law or legal obligation or requirement, or if any statute, rule, regulation or Injunction is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or materially delay the completion of the Merger or the other transactions contemplated hereby, each of Target and Parent will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment, Injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts completion of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation or Injunction repealed, rescinded or made inapplicable so as to permit completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4(b) will limit either Target’s or Parent’s right to terminate this Agreement pursuant to Article VIII so long as such party has up to the date of termination complied with its obligations under this Section 6.4.
     (c) Each party hereto and its Board of Directors will, if any Takeover Statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be completed as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute on this Agreement, the Merger and the other transactions contemplated hereby.
     6.5 Financing. Target will provide, and cause the Target Subsidiaries to provide, and will use reasonable best efforts to cause its representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of any financing by Parent in connection with the transactions contemplated by this Agreement.
     6.6 Indemnification; Directors’ and Officers’ Insurance. (a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former directors or officers of Target or any Target Subsidiary as provided in the Target Memorandum or Target Articles (or any similar constituent document of any Target Subsidiary) will survive the Merger and continue in effect in accordance with their terms for a period of six years following the Closing Date. From and after the Effective Time, Parent will indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each individual who is now, or becomes prior to the Effective Time, a director or officer of Target or any of the Target Subsidiaries or who is serving at the request of the Target or any of the Target Subsidiaries as a director or officer of another person (the “Target Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Target Indemnified Party), judgments, fines and, subject to approval by Parent, amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Target Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of Target or any of the Target Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time.
     (b) Parent will cause to be maintained in effect for a period of six years from the Effective Time the directors’ and officers’ liability insurance policy maintained at the Effective Time by Target (the “Target D&O Policy”) (provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts and may cause coverage to be extended under the Target D&O Policy by obtaining a six-year “tail” policy, in each case containing terms and conditions that are not less advantageous than the Target D&O Policy) with respect to claims arising from facts, events, acts or omissions occurring prior to the Effective Time; provided, that in no event will Parent be required to expend in the aggregate an amount in excess of 300% of the annual aggregate premiums currently paid by Target for such insurance (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.
     (c) The provisions of this Section 6.6 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Target Indemnified Party and his or her heirs and representatives.
     6.7 Advice of Changes. Each of Parent and Target will promptly advise the other of any change or event (a) having a Parent Material Adverse Effect or a Target Material Adverse Effect, as the case may be, or (b) that it believes results or would be reasonably expected to result in (i) a failure of any condition set forth in Section 7.2(a) or (b) or 7.3(a) or (b) or (ii) a Belize Tax liability arising as a result of the Merger or the Spin-Off; provided, however, that (A) no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and (B) a failure to comply with this Section 6.7 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Parent Material Adverse Effect or Target Material Adverse Effect, as applicable, or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
     6.8 No Solicitation. None of Target, the Target Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Target or any the Target Subsidiaries will directly or indirectly solicit, initiate or encourage or facilitate

(including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding, or participate in any discussions regarding, or enter into any agreement regarding, any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions (each, an “Acquisition Proposal”) involving Target or any of the Target Subsidiaries, other than the transactions contemplated by this Agreement, subject in any such case to the fiduciary duties of the Board of Directors of Target under applicable law; provided, however, that the limitation in the immediately preceding clause of this sentence will have no effect on the Shareholder’s obligations under the Shareholder Agreement or the Target Shareholder Approval. Target will notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information relating to Target or any of the Target Subsidiaries or for access to the properties, books or records of Target or the Board of Directors of any Target Subsidiary by any person or entity that informs the Target Board or any Target Subsidiary that it is considering making, or has made, an Acquisition Proposal. Target and the Target Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing, and will use reasonable best efforts to cause all persons other than Parent who have been furnished confidential information regarding Target in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Target agrees not to, and to cause the Target Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Target or the Target Subsidiaries is or may become a party, and will immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.
     6.9 Entity Classification Election. Prior to the Closing, Target will deliver to Parent a signed IRS Form 8832, Entity Classification Election, with respect to the entities set forth on Schedule 6.9 (the “Electing Entities”), consenting to an election by each of such Electing Entities to be disregarded as an entity separate from its sole owner effective on the day prior to the Effective Time.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Approvals. The Target Shareholder Approval shall not have been declared or held unenforceable or otherwise become ineffective.
     (b) HSR Approval. The waiting period applicable to the completion of the Merger under the HSR Act shall have expired or been earlier terminated.

     (c) No Injunctions or Restraints; Illegality. No Injunction preventing the completion of the Merger shall be in effect, and no statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal completion of the Merger.
     7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, on behalf of itself and Merger Sub, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. (i) Subject to Schedule 7.2(a), the representations and warranties of Target set forth in this Agreement (other than the representations and warranties set forth in Section 3.2) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Target Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a Target Material Adverse Effect. The representations and warranties of Target set forth in the first four sentences of Section 3.2(a) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). The representations and warranties of Target set forth in Section 3.2 (other than the first four sentences of Section 3.2(a)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer or the Chief Financial Officer of Target to the foregoing effects.
     (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer or the Chief Financial Officer of Target to such effect.
     (c) Target Material Adverse Effect. Since the date hereof, there shall not have occurred any Target Material Adverse Effect.
     7.3 Conditions to Obligations of Target. The obligation of Target to effect the Merger is also subject to the satisfaction or waiver by Target at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect “ and words of similar import set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect. Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effects.
     (b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders or stockholders, as applicable, of Target or Parent:
     (a) by mutual consent of Target and Parent (on behalf of itself and Merger Sub) in a written instrument, if the Board of Directors of both so determines;
     (b) by either the Target Board or the Parent Board if any Governmental Entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting the completion of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 8.1(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;
     (c) by either the Target Board or the Parent Board if the Merger has not been completed on or before April 5, 2008 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose failure to fulfill any obligation hereunder in any material respect has been the primary cause of or primarily resulted in the failure of the Closing to occur on or before the Termination Date;
     (d) by the Parent Board if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Target, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Section 7.2(a) or (b) and which is not cured within 45 days following written notice to Target or by its nature or timing cannot be cured by the Termination Date; or

     (e) by the Target Board if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Section 7.3(a) or (b) and which is not cured within 45 days following written notice to Parent or by its nature or timing cannot be cured by the Termination Date.
     8.2 Effect of Termination. In the event of termination of this Agreement by either Target or Parent as provided in Section 8.1, this Agreement will forthwith become void and have no effect, and none of Target, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 9.10 and 9.11 will survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Target nor Parent will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
     8.3 Amendment and Other Matters. Subject to compliance with applicable law, this Agreement may be amended by Parent (on behalf of itself and Merger Sub) and Target, by action taken or authorized by their respective Boards of Directors, at any time; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Target, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Target Ordinary Shares, other than as contemplated by this Agreement, or which by applicable law otherwise expressly requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub) and Target, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement provided, that after any approval of the transactions contemplated by this Agreement by the shareholders of Target, there may not be, without further approval of such shareholders, any extension or waiver which by applicable law otherwise expressly requires the further approval of such shareholders. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure

ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which date will be as promptly as practicable but in any event no later than the later to occur of (a) November 15, 2007 and (b) two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing) (such later date in clause (a) or (b), the “Closing Trigger Date”), unless extended by mutual agreement of Target and Parent. If the Closing does not occur on the Closing Trigger Date, the Aggregate Price will be increased by an amount equal to (A) $100,000 multiplied by (B) the number of days from, but not including, the Closing Trigger Date through and including the Closing Date (such aggregate amount, the “Price Increase”). The Closing will occur at Jones Day, 221 East 41st Street, New York, New York 10017 or such other location as the parties may mutually agree, and the date on which the Closing occurs will be the “Closing Date” for all purposes hereunder.
     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
     9.3 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such Expense. As used herein, “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto or its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, the filing of any required notices under applicable law, including the HSR Act, and all other matters related to the Merger and the transactions contemplated by this Agreement.
     9.4 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via fax or email (with confirmation), or delivered by an express overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
(a)	if to Target, to:

OneSource Services Inc. 60 Market Square
Belize City, Belize Attention: Philip Osbourne Facsimile: +1-501-227-4443 Email: pto23362@hotmail.com with a copy to:

Allen & Overy LLP One Bishops Square London E1 6AO United Kingdom Attention: Eileen Kelliher Facsimile: +44-(0)20-3088-0088 Email: eileen.kelliher@allenovery.com

Allen & Overy LLP 1221 Avenue of the Americas New York, New York 10020 Attention: Michael E. Gilligan Facsimile: +1-212-610-6300 Email: michael.gilligan@allenovery.com

(b)	if to Parent or Merger Sub, to:

ABM Industries Incorporated 160 Pacific Avenue, Suite 222 San Francisco, California 94111 Attention: General Counsel Facsimile: +1-415-733-5123 Email: lauwers@abm.com with a copy to:

Jones Day 222 East 41st Street New York, New York 10017 U.S.A. Attention: Robert A. Profusek Facsimile: +1-212-755-7306 Email: raprofusek@jonesday.com
     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein, and (v)(A) “Knowledge” of any person means, with respect to any specific matter, the actual knowledge of such person’s executive officers and other officers having primary responsibility for such matter (and with respect to Target will also include the Shareholder and the ultimate beneficial owner of the Shareholder), (B) “business day” means any day on which banks are not required or authorized to close in the City of New York, (C) “person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an unincorporated organization, and any other business entity, or a governmental entity (or any department, agency or political subdivision thereof), and (D) “affiliate” means, with respect to any person, any person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified person and for this purpose control means the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. The Target Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to the “other party” or “either party” will be deemed to refer to Parent and Merger Sub collectively, on the one hand, and Target, on the other hand.
     9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
     9.7 Governing Law. Except (a) to the extent that the IBCA is are required to apply hereto, in which event it will apply to and only to, that extent, or (b) for the provisions of this Agreement solely related to the Merger which will be governed and construed in accordance with the Delaware Act and the IBCA, this Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.
     9.8 Jurisdiction. Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by registered mail to such person’s respective address set forth in Section 9.4 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     9.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.10 Publicity. Parent and Target agree that the press release announcing the execution and delivery of this Agreement will be a joint release of Parent and Target, together with a release of Target including information required by the AIM Rules, each in a form to be agreed to by the parties. Neither Target nor Parent will, and neither Target nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any subsequent press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by Target, or Target, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party, issue or cause the publication of any press release or other public announcement to the extent it determines in good faith, after consultation with outside counsel, that so doing is or may be required by law or by the rules and regulations of the NYSE or the AIM Rules.
     9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of Target, in the case of Parent or Merger Sub, or Parent, in the case of Target. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

     9.12 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
     9.13 Severability. If any term or other provision of this Agreement is declared invalid, illegal or unenforceable, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
     9.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Target, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ONESOURCE SERVICES INC.

By:	/s/ M. Ashcroft

Name: Lord Ashcroft
Title: Chairman

ABM INDUSTRIES INCORPORATED

By:	/s/ Henrik Slipsager

Name: Henrik Slipsager
Title: President and CEO

OCO MERGER SUB LLC

By:	/s/ James S. Lusk

Name: James S. Lusk
Title: Executive Vice President
[Signature Page to Agreement and Plan of Merger]